Exhibit 99.1

CKx Adopts Stockholder Rights Plan

- Confirms Receipt of Indication of Interest to Acquire Minority Interest in Company

NEW YORK, Jun 23, 2010 (BUSINESS WIRE) -- CKx, Inc. (NASDAQ: CKXE) announced today that the Board of Directors has received a letter from a third party indicating its potential interest in commencing a tender offer for less than all of the Company's shares of common stock. The letter further indicates that the third party is in ongoing discussions with Robert F.X. Sillerman, the Company's former Chairman and Chief Executive Officer and that while no specific arrangements with Mr. Sillerman have been developed, Mr. Sillerman was not expected to tender his shares into any such offer. The shares held by Mr. Sillerman when aggregated with those sought by the third party would represent a majority of the shares of the Company.

The Board of Directors determined that it would not be in the stockholders best interests for the Board to facilitate an offer, should such an offer be received, for less than all of the shares of the Company. The Board of Directors in response has adopted a Stockholder Rights Plan to protect stockholders from potentially coercive takeover tactics, and to provide fair and equal treatment for all stockholders. The preferred share purchase rights are not intended to prevent or discourage a takeover and the Board of Directors would carefully consider a fully financed offer for all of the Company's shares. The Board has the ability to redeem the rights and/or amend the Stockholders Rights Plan, including to permit an offer to purchase all of the Company's shares.

Pursuant to the plan, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributed to stockholders of record as of July 2, 2010, but would only be activated if triggered by the plan. Stockholders who currently hold 15 percent or more of the outstanding shares of common stock will not trigger the preferred share purchase rights unless they acquire beneficial ownership of an additional 1 percent or more of the outstanding common stock.

The preferred share purchase rights will expire upon the earlier to occur of the close of business on June 22, 2020 (unless that date is advanced or extended by the Board) and the time at which these rights are redeemed or exchanged under the plan.

The issuance of the preferred share purchase rights will not affect the Company's reported earnings per share and is not taxable to the Company or its stockholders.

Additional information regarding the plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

About CKx, Inc.

CKx, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKx, Inc., visit its corporate website at www.ckx.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "assume" or other similar expressions, although not all forward-looking statements contain these identifying words. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements.